Exhibit 99.1

Sterling Bancorp Reports First Quarter 2018 Financial Results

Q1 2018 Summary

•                  Net income of $15.7 million, a 51% increase from Q1 2017

•                  Fully diluted EPS of $0.30, a 30% increase from Q1 2017

•                  Total loan originations of $408 million, a 59% increase from Q1 2017

•                  Total gross loans, including loans held for investment and loans held for sale, of $2.80 billion, a 39%  increase from Q1 2017

•                  Total deposits of $2.29 billion, a 33% increase from Q1 2017

•                  Net interest margin of 3.89%

•                  Named as the top performing community bank in the United States for 2017 with total assets between $1 billion and $10 billion by SNL/S&P Global Market Intelligence

Southfield, Michigan, April 30, 2018 — Sterling Bancorp, Inc. (NASDAQ: SBT), the holding company of Sterling Bank and Trust, F.S.B., today reported unaudited financial results for its first quarter ended March 31, 2018.

For the three months ended March 31, 2018, net income totaled $15.7 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding. This compares to fourth quarter 2017 net income of $6.5 million, or $0.13 per diluted share, based on 49.0 million weighted average diluted shares outstanding. For the first quarter of 2017, net income totaled $10.4 million, or $0.23 per diluted share, based on 45.3 million weighted average diluted shares outstanding.

“We are very pleased with our strong start to 2018, as we delivered excellent growth in our revenue streams combined with well controlled expenses,” said Gary Judd, Chairman and CEO of Sterling Bancorp. “As a result, we generated a 30% year-over-year increase in earnings per share and continued to deliver the superior level of returns that made us the top performing community bank in the United States in 2017, as recognized by SNL/S&P Global Market Intelligence.

“We continue to see strong demand for residential mortgage loans in our target markets, and we increased the volume of loans sold into the secondary market as part of our balance sheet management strategy.  Given our healthy loan pipeline, we expect to continue to strategically utilize loan sales to mitigate pressure on our net interest margin going forward, which we believe will enable us to continue to generate profitable growth for our shareholders,” said Mr. Judd.

Financial Highlights (Unaudited)

	At or for the Three Months Ended
(Dollars in thousands, except per share data)	3/31/2018	12/31/2017	3/31/2017
Net income	$15,749	$6,531	$10,416
Diluted earnings per share	$0.30	$0.13	$0.23
Net interest income before provision for loan losses	$28,195	$26,915	$21,871
Net interest margin	3.89%	3.97%	4.07%
Noninterest income	$6,037	$2,826	$5,586
Noninterest expense	$11,503	$11,943	$9,092
Loans held for investment, net	$2,580,560	$2,594,357	$2,003,019
Deposits	$2,291,165	$2,245,110	$1,722,148
Nonperforming loans	$5,115	$783	$640
Allowance for loan losses to total loans	0.74%	0.71%	0.77%
Allowance for loan losses to non-performing loans	374%	2,357%	2,432%
Provision for loan losses	$641	$600	$600
Net charge offs (recoveries)	$(34)	$(668)	$(145)
ROA	2.13%	0.94%	1.89%
ROE	22.17%	11.46%	24.80%
Efficiency ratio	33.6%	40.2%	33.1%

Operating Results for the First Quarter 2018

Net Interest Income

Net interest income for the first quarter of 2018 was $28.2 million, an increase of 4.8% from $26.9 million for the fourth quarter of 2017. The increase in net interest income from the fourth quarter was primarily attributable to a $185 million increase in average interest earning assets, partially offset by the effects of an 8 basis point decrease in the net interest margin.

Relative to the first quarter of 2017, net interest income increased 28.9% from $21.9 million. The increase in net interest income from the first quarter of 2017 was primarily attributable to a $748 million increase in average interest earning assets, partially offset by the effects of an 18 basis point decrease in the net interest margin.

Net Interest Margin

Net interest margin for the first quarter of 2018 was 3.89%, compared to 3.97% for the fourth quarter of 2017.  The decrease in net interest margin was primarily attributable to a 5 basis point decrease in the average yield on interest earning assets and a 10 basis point increase in the average cost of interest-bearing deposits.

Relative to the first quarter of 2017, the net interest margin decreased from 4.07%, primarily due to a 32 basis point increase in the average cost of interest-bearing deposits, partially offset by a 2 basis point increase in the average yield on interest earning assets.

Noninterest Income

Noninterest income for the first quarter of 2018 was $6.0 million, an increase from $2.8 million for the fourth quarter of 2017.  The increase was primarily the result of a $3.1 million increase in the gain on sale of loans due to an increase in the amount of residential mortgages sold in the secondary market compared to the prior period.

Noninterest income increased from $5.6 million in the first quarter of 2017, primarily as a result of a $0.2 million increase in service charges and fees and a $0.2 million increase in other income.

Noninterest Expense

Noninterest expense for the first quarter of 2018 was $11.5 million, compared with $11.9 million for the fourth quarter of 2017.  The decrease was primarily attributable to lower salary expense, as well as $0.2 million of expenses incurred during the fourth quarter of 2017 related to the Company’s initial public offering.

Relative to the first quarter of 2017, noninterest expense increased from $9.1 million. The increase was primarily due to an increase in personnel expenses and occupancy and equipment costs required to support the growth in the Company’s operations.

The Company’s operating efficiency ratio was 33.6% in the first quarter of 2018, compared with 40.2% in the fourth quarter of 2017 and 33.1% in the first quarter of 2017.

Income Taxes

The effective tax rate for the three months ended March 31, 2018 was 29%, compared with 62% and 41% for the three months ended December 31, 2017 and March 31, 2017, respectively.   The decrease in the effective tax rate in the first quarter of 2018 as compared to first quarter of 2017 was attributable to the reduction in the federal corporate tax rate that was effective January 1, 2018. The effective tax rate for the fourth quarter of 2017 includes the effect of the re-measurement of our net deferred tax assets.

The Company continues to expect that its effective tax rate for 2018 will be in the range of 28% to 30%. The actual annual effective tax rate will vary depending upon the mix of our taxable income by state.

Loan Portfolio

Total loans, which includes those held for investment and held for sale, were $2.80 billion at March 31, 2018, compared with $2.73 billion at December 31, 2017.  Contributing to the increase were an $88 million increase in residential real estate loans and a $6 million increase in commercial and industrial loans, partially offset by a $20 million decrease in the commercial real estate and construction loan portfolio, which decrease was driven by loan payoffs.

During the first quarter of 2018, the Company originated $408 million in loans, which included $349 million in residential mortgage loans, $5 million in commercial real estate loans, $44 million in construction loans and $10 million in commercial and industrial loans.

Deposits

Total deposits were $2.29 billion at March 31, 2018, compared with $2.25 billion at December 31, 2017.  The increase was primarily attributable to a $123 million increase in retail deposits, partially offset by a $77 million decrease in brokered deposits.

Credit Quality

Nonperforming assets totaled $8.1 million, or 0.27% of total assets, at March 31, 2018, compared with $3.8 million, or 0.13% of total assets, at December 31, 2017.  The increase was primarily due to a large residential real estate loan being placed on non-accrual. The Company believes that no impairment exists, as there is more than sufficient collateral value supporting the loan.

Net recoveries for the first quarter of 2018 were $34,000 and there were no charge-offs during the quarter.

With the lack of charge-offs and no specific reserves required for the large loan placed on non-accrual, the Company recorded a provision for loan losses of $641,000 for the first quarter of 2018, comparable with the provision for loan losses in the first quarter of 2017.

The Company’s allowance for loan losses was 0.74% of total loans and 374% of nonperforming loans at March 31, 2018, compared with 0.71% and 2,357%, respectively, at December 31, 2017.

Capital

At March 31, 2018, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a ‘‘well-capitalized’’ financial institution, as summarized in the following tables:

	Well	Company Actual at
	Capitalized	March 31, 2018
Total adjusted capital to risk-weighted assets	N/A	20.38%
Tier 1 (core) capital to risk-weighted assets	N/A	15.77%
Tier 1 (core) capital to adjusted tangible assets	N/A	9.73%
Common Tier 1 (CET 1)	N/A	15.77%

	Well	Sterling Bank Actual at
	Capitalized	March 31, 2018
Total adjusted capital to risk-weighted assets	10.00%	15.07%
Tier 1 (core) capital to risk-weighted assets	8.00%	14.02%
Tier 1 (core) capital to adjusted tangible assets	5.00%	8.65%
Common Tier 1 (CET 1)	6.50%	14.02%

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results. The conference call number for U.S. participants is (877) 270-2148 and the conference call number for participants outside the U.S. is (412) 902-6510. The conference ID number for both conference call numbers is 10118833. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com.  An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through May 14, 2018 by dialing (877) 344-7529, using conference ID number 10118833.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City, and a loan production office in Seattle, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. In March 2018, Sterling was named as the top performing community bank in the United States with total assets between $1 billion and $10 billion in 2017 by SNL/S&P Global Market Intelligence. For additional information, please visit the Company’s website at www.sterlingbank.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with accounting principles generally accepted in the United States (“GAAP”).   These non-GAAP financial measures include “Average Tangible Common Equity,” and “Return on Average Tangible Common Equity,” each of which are common metrics in the banking industry. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore this presentation may not be comparable to other similarly titled measures as presented by other companies. For further information see “Reconciliation of Non-GAAP Financial Measures” in the Financial Data section that follows.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” within the meeting of the federal securities laws, including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels.  These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Financial Profiles, Inc.

Allyson Pooley

310-622-8230

Larry Clark

310-622-8223

SBT@finprofiles.com

Sterling Bancorp, Inc.

Consolidated Balance Sheets
Unaudited (dollars in thousands)

	3/31/2018	12/31/2017	% change	3/31/2017	% change
Assets
Cash and due from banks	$37,541	$40,147	(6)%	$30,598	23%
Investment securities	124,956	126,848	(1)%	87,121	43%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	18,360	25%
Mortgage loans held for sale	200,467	112,866	78%	1,468	N/M
Loans, net of allowance for loan losses of $19,132, $18,457 and $15,567	2,580,560	2,594,357	(1)%	2,003,019	29%
Accrued interest receivable	11,936	11,493	4%	8,430	42%
Mortgage servicing rights, net	7,780	6,496	20%	5,424	43%
Leasehold improvements and equipment, net	7,705	7,043	9%	6,246	23%
Cash surrender value of bank-owned life insurance	30,837	30,680	1%	30,194	2%
Deferred tax asset, net	7,234	6,847	6%	9,189	(21)%
Other assets	2,366	2,231	6%	2,126	11%
Total assets	$3,034,332	$2,961,958	2%	$2,202,175	38%

Liabilities
Noninterest-bearing deposits	$75,062	$73,682	2%	$60,436	24%
Interest-bearing deposits	2,216,103	2,171,428	2%	1,661,712	33%
Total deposits	2,291,165	2,245,110	2%	1,722,148	33%
Federal Home Loan Bank borrowings	342,937	338,000	1%	222,115	54%
Subordinated notes, net	64,923	64,889	0%	49,371	32%
Accrued expenses and other liabilities	46,795	40,661	15%	37,431	25%
Total liabilities	2,745,820	2,688,660	2%	2,031,065	35%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	N/M	—	N/M
Common stock, voting, authorized 500,000,000 shares at March 31, 2018 and December 31, 2017 and 490,000,000 at March 31, 2017, issued and outstanding 53,002,963, 52,963,308 and 45,271,000 shares at March 31, 2018, December 31, 2017 and March 31,2017, respectively.	111,238	111,238	0%	22,863	387%
Common stock, non-voting, no par value, authorized 10,000,000 shares, issued and outstanding 5,072,000 shares at March 31, 2017.	—	—	—	2,885	—
Additional paid-in capital	12,425	12,416	0%	15,336	(19)%
Retained earnings	164,984	149,816	10%	130,095	27%
Accumulated other comprehensive loss	(135)	(172)	N/M	(69)	N/M
Total shareholders’ equity	288,512	273,298	6%	171,110	69%
Total liabilities and shareholders’ equity	$3,034,332	$2,961,958	2%	$2,202,175	38%

N/M- not meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Income

Unaudited (dollars in thousands, except per share amounts)

	Three Months Ended
	3/31/2018	12/31/2017	% change	3/31/2017	% change
Interest Income:
Interest and fees on loans	$35,856	$34,095	5%	$26,759	34%
Interest and dividends on investment securities	819	588	39%	365	124%
Other interest	114	54	110%	19	500%
Total interest income	36,789	34,737	6%	27,143	36%
Interest Expense:
Interest on deposits	6,589	5,884	12%	3,534	86%
Interest on Federal Home Loan Bank borrowings	833	751	11%	830	0%
Interest on subordinated notes and other	1,172	1,187	(1)%	908	29%
Total interest expense	8,594	7,822	10%	5,272	63%
Net interest income	28,195	26,915	5%	21,871	29%
Provision for loan losses	641	600	7%	600	7%
Net interest income after provision for loan losses	27,554	26,315	5%	21,271	30%
Non-interest income
Service charges and fees	618	629	(2)%	409	51%
Investment management and advisory fees	623	603	3%	552	13%
Net gain on sale of loans	4,006	868	362%	4,052	(1)%
Other income	790	726	9%	573	38%
Total non-interest income	6,037	2,826	114%	5,586	8%
Non-interest expense
Salaries and employee benefits	6,649	6,880	(3)%	5,410	23%
Occupancy and equipment	1,546	1,632	(5)%	1,389	11%
Professional fees	622	665	(7)%	369	69%
Advertising and marketing	349	370	(6)%	192	82%
FDIC assessments	543	455	19%	242	124%
Data processing	288	292	(1)%	207	39%
Other	1,506	1,649	(9)%	1,283	17%
Total non-interest expense	11,503	11,943	(4)%	9,092	27%
Income before income taxes	22,088	17,198	28%	17,765	24%
Income tax expense	6,339	10,667	(41)%	7,349	(14)%
Net income	$15,749	$6,531	141%	$10,416	51%
Income per share, basic and diluted	$0.30	$0.13		$0.23
Weighted average common shares outstanding, basic and diluted	52,963,308	49,033,542		45,271,000

N/M - not meaningful

Sterling Bancorp, Inc.

Select Financial Data

Unaudited (dollars in thousands)

	As of and for the Three Months Ended
	3/31/2018	12/31/2017	3/31/2017
Performance Ratios:
Return on average assets	2.13%	0.94%	1.89%
Return on average shareholders’ equity	22.17%	11.46%	24.80%
Return on average tangible common equity	22.24%	11.50%	25.00%
Yield on earning assets	5.07%	5.12%	5.05%
Cost of average interest-bearing liabilities	1.36%	1.28%	1.10%
Net interest spread	3.71%	3.84%	3.95%
Net interest margin	3.89%	3.97%	4.07%
Efficiency ratio(1)	33.6%	40.2%	33.1%

(1)  Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest margin and non-interest income.

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income

Unaudited (dollars in thousands)

	For the Three Months Ended
	3/31/2018			12/31/2017			3/31/2017
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets
Loans (1)	$2,733,759	$35,856	5.25%	$2,563,319	$34,095	5.32%	$2,044,732	$26,759	5.23%
Securities, includes restricted stock	141,616	819	2.31%	132,869	588	1.77%	97,329	365	1.50%
Other interest earning assets	24,663	114	1.85%	18,597	54	1.17%	9,574	19	0.79%
Total interest earning assets	$2,900,038	$36,789	5.07%	$2,714,785	$34,737	5.12%	$2,151,635	$27,143	5.05%
Interest-bearing liabilities
Money Market, Savings and NOW	$1,525,436	$4,135	1.10%	$1,457,137	$3,653	0.99%	$1,200,209	$2,459	0.83%
Time deposits	705,824	2,454	1.41%	662,822	2,231	1.34%	422,972	1,075	1.03%
Total interest-bearing deposits	2,231,260	6,589	1.20%	2,119,959	5,884	1.10%	1,623,181	3,534	0.88%
FHLB borrowings	259,056	833	1.29%	244,263	751	1.20%	273,622	830	1.21%
Subordinated debt	64,901	1,172	7.22%	64,871	1,187	7.32%	49,349	908	7.36%
Total borrowings	323,957	2,005	2.48%	309,134	1,938	2.45%	322,972	1,738	2.15%
Total interest-bearing liabilities	$2,555,217	8,594	1.36%	$2,429,093	7,822	1.28%	$1,946,152	5,272	1.10%
Net interest income and spread (2)		$28,195	3.71%		$26,915	3.84%		$21,871	3.95%
Net interest margin			3.89%			3.97%			4.07%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

Sterling Bancorp, Inc.

Loan Composition

Unaudited (dollars in thousands)

	3/31/2018	12/31/2017	% Change	3/31/2017	% Change
Construction	$179,846	$192,319	(6)%	$159,874	12%
Residential real estate, mortgage	2,134,447	2,132,641	0%	1,615,075	32%
Commercial real estate, mortgage	239,204	247,076	(3)%	206,870	16%
Commercial and industrial loans, lines of credit	46,166	40,749	13%	36,710	26%
Other consumer loans	29	29	1%	57	(49)%
Total loans held for investment	2,599,692	2,612,814	(1)%	2,018,586	29%
Less: allowance for loan losses	(19,132)	(18,457)	4%	(15,567)	23%
Loans, net	$2,580,560	$2,594,357	(1)%	$2,003,019	29%

Mortgage loans held for sale	$200,467	$112,866	78%	$1,468	N/M
Total gross loans	$2,800,159	$2,725,680	3%	$2,020,054	39%

Sterling Bancorp, Inc

Deposit Composition

Unaudited (dollars in thousands)

	3/31/2018	12/31/2017	% change	3/31/2017	% change
Noninterest bearing demand deposits	75,062	$73,682	2%	$60,436	24%
Money Market, Savings and NOW deposits	1,536,481	1,507,956	2%	1,267,914	21%
Time deposits	679,622	663,472	2%	393,798	73%
Total deposits	$2,291,165	$2,245,110	2%	$1,722,148	33%

Sterling Bancorp, Inc.

Capital and Credit Quality Ratios

Unaudited (dollars in thousands)

	As of and for the Three Months Ended
	3/31/2018	12/31/2017	3/31/2017
Capital Ratios
Regulatory and Other Capital Ratios—
Consolidated:
Tier 1 (core) capital to risk-weighted assets	15.77%	15.53%	12.66%
Tier 1 (core) capital to adjusted tangible assets	9.73%	9.83%	7.71%
Common Tier 1 (CET 1)	15.77%	15.53%	12.66%
Total adjusted capital to risk-weighted assets	20.38%	20.28%	17.49%

Regulatory and Other Capital Ratios—Bank:
Tier 1 (core) capital to risk-weighted assets	14.02%	13.71%	15.00%
Tier 1 (core) capital to adjusted tangible assets	8.65%	8.68%	9.14%
Common Tier 1 (CET 1)	14.02%	13.71%	15.00%
Total capital to risk-weighted assets	15.07%	14.76%	16.16%

Credit Quality Data
Nonperforming loans (1)	$5,115	$783	$640
Nonperforming loans to total loans	0.20%	0.03%	0.03%
Nonperforming assets (2)	$8,082	$3,777	$3,703
Nonperforming assets to total assets	0.27%	0.13%	0.17%
Allowance for loan losses to total loans	0.74%	0.71%	0.77%
Allowance for loan losses to nonperforming loans	374%	2,357%	2,432%
Net charge offs to average loans	(0.00)%	(0.03)%	(0.01)%

(1) Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(2) Nonperforming assets include nonperforming loans and loans modified under troubled debt restructurings and other repossessed assets.

Sterling Bancorp, Inc.

Allowance for Loan Losses

Unaudited (dollars in thousands)

	Three Months Ended
	3/31/2018	12/31/2017	3/31/2017
Allowance for loan losses
Balance at beginning of period	$18,457	$17,189	$14,822
Provision for loan losses	641	600	600
Charge offs	—	(19)	—
Recoveries	34	687	145
Balance at end of period	$19,132	$18,457	$15,567

Return on Average Tangible Common Equity Reconciliations (non-GAAP)

Average tangible common equity and return on average common equity are non-GAAP disclosure. Sterling’s management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. Average tangible common equity excludes the effect of intangible assets. This non-GAAP financial measure should not be considered a substitute for those comparable measures that are similarly titled that are determined in accordance with U.S. GAAP that may be used by other companies. The following is a reconciliation of average tangible common equity to the average shareholders’ equity, its most comparable GAAP measure, as well as a calculation of return on average tangible common equity as of March 31, 2018 and 2017, and December 31, 2017.

	As of and for the Three Months Ended
	3/31/2018	12/31/2017	3/31/2017

Net Income	$15,749	$6,531	$10,416
Average shareholders’ equity	284,100	228,037	167,967
Adjustments
Customer-related intangible	(863)	(975)	(1,294)
Average tangible common equity	$283,237	$227,062	$166,673
Return on average tangible common equity*	22.24%	11.50%	25.00%

*Annualized